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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE

CONTACTS:
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
Alexion Pharmaceuticals, Inc.
Leonard Bell                   Noonan/Russo Communications, Inc.
President & CEO                Ernie Knewitz (Media)                      Thomson Financial
(203) 776-1790 Ext.103         (212) 696-4455 Ext. 204                    Rhonda Chiger (Investor)
email:BellL@ALXN.com           email: ernie.knewitz@noonanrusso.com       (212) 510-9280

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             ALEXION PHARMACEUTICALS OVERALLOTMENT OPTION EXERCISED
           RAISING AN ADDITIONAL $5.8 MILLION IN ITS FOLLOW-ON PUBLIC
                                 STOCK OFFERING

        -- Brings Total Raised in its Recent Offering to $47.8 Million --

NEW HAVEN, CT, Nov. 30, 1999 -- Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that the underwriters of its recently completed public offering have exercised their overallotment option and have purchased an additional 415,000 shares of common stock. Exercising this option brings the total raised from the recent offering to $47.8 million. US Bancorp Piper Jaffray Inc. served as lead managing underwriter and Hambrecht & Quist LLC served as co-managing underwriter.

The proceeds of this offering will be used to fund clinical and manufacturing development of 5G1.1, pre-clinical research, drug discovery programs and clinical and manufacturing development for Alexion's other programs as well as to fund other general corporate activities.

Alexion is engaged in the development of products for the treatment of cardiovascular, autoimmune and neurologic diseases caused by undesired effects of the human immune system. Alexion's two lead product candidates are 5G1.1-SC, currently in Phase II trials for the treatment of acute inflammation caused by cardiopulmonary bypass surgery which is being developed in collaboration with Procter & Gamble; and 5G1.1, in Phase II trials for the chronic treatment of rheumatoid arthritis and membranous nephritis. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: HTTP://WWW.ALEXIONPHARM.COM.

THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS WHICH MAY CAUSE ALEXION'S PLANS TO DIFFER OR RESULTS TO VARY FROM THOSE EXPECTED INCLUDING UNEXPECTED PRE-CLINICAL OR CLINICAL RESULTS, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, DELAYS IN MANUFACTURING, ACCESS TO CAPITAL AND FUNDING, DELAYS AND ADVERSE CHANGES IN DEVELOPMENT OF COMMERCIAL RELATIONSHIPS AND A VARIETY OF RISKS SET FORTH FROM TIME TO TIME IN ALEXION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN ALEXION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 1999. ALEXION UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE RESULTS OF ANY OF THESE FORWARD LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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